Conference Call Script
4th Quarter 2023 Results
Tuesday, January 23, 2024
11:00 a.m. local time

Facilitator:
Good morning, and welcome to People's Bancorp Inc.'s conference call. My name is Rocco, and I will be your conference facilitator. Today's call will cover a discussion of the results of operations for the quarter and fiscal year-ended December 31, 2023. (Operator Instructions). After the speakers' remarks, there will be a question-and-answer period. (Operator Instructions). This call is also being recorded. If you object to the recording, please disconnect at this time.
Please be advised that the commentary in this call will contain projections or other forward-looking statements regarding People's' future financial performance or future events. These statements are based on management's current expectations. The statements in this call, which are not historical fact, are forward-looking statements and involve a number of risks and uncertainties detailed in People's' Securities and Exchange Commission filings.
Management believes the forward-looking statements made during this call are based on reasonable assumptions within the bounds of their knowledge of People's' business and operations. However, it is possible actual results may differ materially from these forward-looking statements. People's disclaims any responsibility to update these forward-looking statements after this call, except as may be required by applicable legal requirements.
People's' fourth quarter 2023 earnings release was issued this morning and is available at peoplesbancorp.com under Investor Relations. A reconciliation of the non-Generally Accepted Accounting Principles, or GAAP, financial measures discussed during this call to the most directly comparable GAAP financial measures, is included at the end of the earnings release.
This call will include about 25 to 30 minutes of prepared commentary, followed by a question-and-answer period, which I will facilitate. An archived webcast of this call will be available on peoplesbancorp.com in the Investor Relations section for 1 year.
Participants in today's call will be Chuck Sulerzyski, President and Chief Executive Officer, Tyler Wilcox, Chief Operating Officer, and Katie Bailey, Chief Financial Officer and Treasurer. And each will be available for questions following opening statements.
Mr. Sulerzyski, you may begin your conference.

Chuck Sulerzyski:
Thank you, Rocco. Good morning, and thank you for joining our call today. In the fourth quarter, we reported record quarterly earnings of $33.8 million, while our diluted earnings per share improved to $0.96 compared to $0.90 for the linked quarter. This includes $1.3 million of acquisition-related expenses for the Limestone merger, which reduced diluted EPS for the fourth quarter by $0.03. Overall, our fourth quarter results included many highlights, such as growth in our return on average stockholders' equity, which was 13.4% compared to 12.6% for the linked quarter.

Our efficiency ratio improved to 56% from 58.4% for the linked quarter. Our loan-to-deposit ratio declined slightly compared to the linked quarter-end. Our nonperforming assets declined 8% compared to the linked quarter-end, and are at their lowest level as a percent of total loans since the great recession.
Our book value per share improved to $29.83 compared to $28.06 at September 30, and $27.76 at year-end 2022, while our tangible book value per share grew to $18.16 compared to $16.52 and $16.23 respectively. Our tangible equity to tangible asset ratio increased to 7.3% compared to 6.9% at the linked quarter-end. And we completed a $3 million share repurchase during the quarter.
On a full year basis, our net income was $113.4 million and our diluted EPS was $3.44 compared to $3.60 for 2022. This includes acquisition-related expenses of $17 million during 2023, which negatively impacted diluted EPS by $0.40; and a $2.4 million pension settlement charge associated with the final termination of our pension plan, which negatively impacted diluted EPS for 2023 by $0.06.
Some highlights for the full year of 2023 include net interest income was up 34% compared to 2022. This increase was driven by the Limestone merger and higher market interest rates, improving our earning asset yields, while we controlled our deposit costs.
Our fee-based income grew 18% compared to 2022. Our return on average assets, adjusted for non-core expenses, improved to 1.61% for 2023 compared to 1.47% for 2022. We had positive operating leverage for the year compared to the prior year, which means we grew our revenues faster than our expenses.
Our efficiency ratio improved to 58.7% from 59.6% for 2022. At the same time, our efficiency ratio, adjusted for noncore expenses, improved to 54.4% for 2023, compared to 58.6% for 2022. And our net charge-off rate was 15 basis points of average loans compared to 16 basis points for 2022.
Moving on to our credit quality, our allowance for credit losses represented 1.01% of total loans at quarter-end. Changes in our allowance were driven by charge-offs within the loan portfolio, which were partially offset by improvements in our individually-analyzed loan portfolio.
The net charge-offs were driven by higher lease charge-offs, a third of which was the result of a fraud-related charge-off, and increased consumer indirect loan charge-offs. While our consumer indirect loan charge-offs were higher than recent periods, they were consistent with pre-pandemic levels, as we had anticipated.
For both the leasing and indirect portfolios, we are satisfied with their risk-adjusted business performance. Nonperforming assets improved during the fourth quarter and were down 8% compared to the linked quarter-end, as both are non-accrual and loans 90 days past due and accruing declined.
At year-end, our nonperforming assets decreased to 43 basis points of total assets compared to 48 basis points at the linked quarter-end and 63 basis points at year-end 2022. The portion of our loan portfolio considered current at quarter-end was 98.6% compared to 99% at September 30.
For the quarter, our annualized net charge-off rate was 23 basis points, an increase of 15 basis points for the linked quarter and up from 18 basis points for the prior-year quarter. For the full year, our annualized net charge-off rate was 15 basis points for 2023 compared to 16 basis points for 2022.
Criticized loans to total loans increased during the fourth quarter to 3.82% at year-end, while our classified loans declined 10 basis points to 1.95% of total loans at year-end. The increase in criticized loans was related to downgrades of several commercial relationships, while the growth was partially offset by payoffs and upgrades during the quarter.
In regard to the commercial real estate and commercial and industrial loan portfolios, credit quality metrics remain strong with delinquency reported at 45% at year-end, and combined had zero basis points in net charge-offs for the year.1 This compares to prior year-end delinquency of 0.86% and net charge-offs of 5 basis points for the full year 2022.
As it relates to non-owner occupied commercial real estate, as well as construction and land development, these balances represented 38% of total commercial loans and 27% of total loans at year-end. The land development remains a small percentage of the loan portfolio and totaled $106 million or 1.4% of total loans at year-end. Our commercial office space outstanding balance was 2% of our total loan portfolio at year-end. We have two large projects maturing in 2024 totaling $17 million, which will give us an opportunity to reassess 12% of our office portfolio.
As it relates to our construction loan portfolio, we continue to see high demand and successful project execution. We mentioned last quarter that we expected more construction projects to achieve certificates of occupancy during the fourth quarter, which were obtained, and resulted in the decline in our construction loan balances. At year-end, our construction loan balances totaled $364 million with outstanding commitment of $670 million.
Our multifamily balances continue to convert from construction as projects reach completion, and stood at $520 million at year-end. These projects have generally been leasing up at appropriate speeds and often at higher rates than projected. Our top-10 multifamily loans account for 33% of the funded multifamily portfolio, 6ix six of which are still in construction phase. As we have noted previously, the location of these projects are within the growth markets with strong metrics and notable guarantor support.
Hospitality loan balances were $174 million at year-end and were less than 3% of our total loan portfolio. Following the third quarter, we were able to exit an out-of-market hotel that was acquired through the Limestone merger, further reducing our hospitality exposure at year-end.
Additionally, two hotels successfully exited in the fourth quarter, while the outstanding balance on one hotel materially changed through a refinance utilizing the SBA 504 program. The top-10 funded loans with flag hotels represent 52% of the hospitality portfolio at year-end. Occupancy trends within this portfolio generally would remain above the market competitors, with trailing 12 and trailing 3-month occupancies at 77% and 79%, respectively.
Our total loan portfolio grew $75 million or 10% annualized compared to the linked quarter-end.2 Commercial and industrial loan balances experienced the most growth and were up $55 million for September 30. The Specialty Finance Divisions provided $25 million of growth, while commercial real estate loans were up $7 million.
Compared to year-end 2022, our organic loan growth was 10%, which excludes loans acquired from the Limestone merger. Most of the organic growth was in commercial real estate, which was up $204 million, while our Specialty Finance Division provided $113 million of growth. Commercial and industrial balances were up $77 million and consumer indirect loans increased $37 million.
1 Commercial real estate and commercial and industrial loan portfolios delinquency reported was 0.45% at year-end 2023.
2 The total loan portfolio grew 5% annualized when compared to the linked quarter-end.

At December 31, 2023, our commercial real estate loans comprised 36% of total loans, nearly 40% of which were owner-occupied, while the remainder was investment real estate. At the same time, our total consumer loans, which include residential real estate and home equity lines of credit, were 29% of total loans. Commercial and industrial loans were 19%. Specialty finance totaled 10% and construction loans were 6%. At year-end, 49% of our total loans were fixed rate, with the remaining 51% at variable rate.
I will now turn the call over to Katie for a discussion of our financial performance.

Katie Bailey:
Our net interest margin was 4.44% for the fourth quarter compared to 4.71% for the linked quarter. The lower net interest margin was partially due to our margin being higher during this linked quarter as a result of acquisition-related adjustments to accretion, which totaled $1.9 million and added 10 basis points to our third quarter net interest margin.
During the fourth quarter of 2023, we recognized a $1.3 million increase to accretion income related to refinements in our fair value marks from our Limestone merger, which added 7 basis points to net interest margin. Also contributing to the decline in net interest margin compared to the linked quarter were higher deposit costs, as we offered short-term higher rate CDs that were part of a successful deposit acquisition strategy. We partially offset this increase with higher investment yields for the quarter.
For the fourth quarter, our deposit costs were 1.66% and excluding brokered CDs, were 1.33%. Accretion income, net of amortization expense, totaled $9.3 million for the fourth quarter compared to $9.5 million for the linked quarter. Accretion income positively impacted our net interest margin by 47 basis points for the fourth quarter and 52 basis points for the third quarter.
Compared to the prior-year quarter, our net interest income grew 25%, while our net interest margin remained flat, as improved investment in loan yields were offset by higher deposit costs. For the full year of 2023 compared to 2022, our net interest income increased 34% and net interest margin grew 59 basis points.
Net interest income was positively impacted by the Limestone merger compared to 2022. Most of the increase in our net interest margin was due to our investment and loan yields improving, which were partially offset by higher deposit and funding costs.
Since the beginning of 2023, the Federal Reserve has increased rates a total of 5.25%. Over the same time period, our interest-bearing deposit costs, when excluding brokered CDs, have only grown 1.2%. During the same period, our deposit betas have moved 23%, excluding brokered CDs.
As far as our expenses, total non-interest expense was down 6% compared to the linked quarter, which was largely due to lower acquisition-related expenses for the fourth quarter. Acquisition-related non-interest expenses totaled $1.3 million for the fourth quarter and were $4.4 million for the linked quarter. Compared to the prior-year quarter, total non-interest expense increased 27% and was up 29% for the full year of 2023 compared to 2022.
These increases were primarily due to the acquisition-related expenses for the fourth quarter of 2023 and $17 million for the full year of 2023, as well as the larger footprint and ongoing operating costs of the additional offices from Limestone.

Our reported efficiency ratio was 56% for the fourth quarter compared to 58.4% for the linked quarter. When adjusted for non-core expenses, our efficiency ratio was 54.9% compared to 52.5% for the linked quarter. The increase was the result of higher deposit costs compared to the linked quarter.
For the full year of 2023, our reported efficiency ratio was 58.7% compared to 59.6% for 2022. Excluding non-core expenses, our efficiency ratio improved 54.4% for 2023 compared to 58.6% for 2022.
Moving on to the balance sheet. At year-end, our investment securities to total assets declined to 19.6%, while our loan-to-deposit ratio declined slightly to 86.1%. We continue to actively manage our balance sheet position with a focus on our interest rate risk profile. During the fourth quarter, we made a decision to sell nearly $37 million of our investment securities and recognized a loss of $1.7 million. This move resulted in a payback of just over a year, and reduces the credit exposure within our investment portfolio.
We will continue to be opportunistic in our decisions, while trying to do so in a low-risk manner with a short earn-back period. Along those lines, we did utilize the Federal Reserve Bank term funding program this quarter, as it provided a lower-cost funding source than our alternative. As of today, the funds we borrowed under this program are at a rate 76 basis points less than what we would have paid for an FHLB overnight borrowing. And assuming the same rate benefit, it will result in savings of nearly $1.2 million over a 1-year period. As we have noted previously, we have ample liquidity and the attractive rate offered on this source was advantageous for us.
We continue to have strong regulatory capital ratios. We are confident in our stock and performance, and with that in mind, we repurchased $3 million of our shares this quarter at an average price of $27.98. We have repurchased our shares in 2023, 2022 and 2020 for an aggregate total of nearly $40 million. We are committed to deploying our capital in the most effective manner, and will continue to do so in the future, while also being cognizant of the impact of dilution.
At year-end, our capital ratios improved and our common equity Tier 1 capital ratio was 11.8%. Our total risk-based capital ratio was 13.5% and our leverage ratio was 9.6%. At year-end, our tangible equity to tangible assets ratio improved to 7.3% compared to 6.9% at the linked quarter-end. Our improved earnings, along with some recovery of our accumulated other comprehensive losses on our available-for-sale investment securities portfolio, contributed to the growth. The improvement in our accumulated other comprehensive losses accounted for 44 basis points of the increase over the linked quarter.
Next, I will turn the call over to Tyler, who will provide additional details around our performance and future outlook.
Tyler Wilcox:
Thanks, Katie. For the fourth quarter, our fee-based income was up 12% compared to the linked quarter and was driven by higher lease income. Compared to the fourth quarter of 2022, our fee-based income grew 35% and on a year-to-date basis, was up 18%. The increase compared to these prior periods was a result of higher lease income and insurance income, and was also impacted by the Limestone merger, which improved electronic banking income and deposit account service charges.
A bright spot for us this quarter has been our ability to generate deposits. Compared to the linked quarter-end, our total deposits grew $115 million or 2%. The largest contributor to the growth was retail CDs, which were up $245 million. We acquired a lot of these CDs with our deposit pricing strategy, utilizing short-term, higher-rate CD offerings for customers.

Money market accounts grew $45 million during the same period, while we had some declines in other interest-bearing deposits. Our non-interest-bearing deposit balances were relatively flat, while we reduced our position in brokered CDs, which were down $33 million. Our demand deposits were 38% of total deposits at quarter-end compared to 39% at September 30.
At quarter-end, our deposit composition included 80% in retail deposit balances, which is comprised of consumers and small businesses, and 20% in commercial deposit balances. Our average retail customer deposit relationship was $24,000 at year-end, while our median was $2,500.
While we think about 2024, I would like to give some updated guidance for the next year. We expect net interest income to benefit from the full year impact of the Limestone merger, but to also be impacted by the projected market interest rate reductions in 2024. With that being said, based on our most recent model runs, we have some preliminary expectations regarding potential rate cuts and increases.
If rates were to stay flat for 2024, we would expect our deposit rates to move higher as competition accelerates. The potential impact of this could be a 1% to 3% decline in net interest income, with a net interest margin of between 4.1% and 4.3% for the full year. If rates are flat for the first half of the year, with reductions coming in the middle of the year, we would anticipate some higher deposit costs, but would expect to offset those with lower funding costs, resulting in minimal impact to net interest income and margin.
If there were a 75-basis point decline in rates at the beginning of 2024, it could potentially lower our full year net interest income by approximately 1%, with our net interest margin for the year coming in around 4.3%. A 150-basis point rate reduction at the beginning of 2024 could lower our full year net interest income by approximately 3%, with net interest margin of around 4.2%.
Our primary uncertainty at this point is the potential impact to deposit rates, as competition may slow the corresponding reduction in deposit rates, if market interest rates were to decline. In the down 150-basis points rate environment, we would anticipate net interest income and margin to be further compressed, but we would not anticipate net interest margin to fall below 4% for the year in this scenario unless the Federal Reserve were to cut rates more drastically than expected.
We believe our fee-based income growth will be in the high-single-digit to low-double-digit percentages compared to 2023. We expect quarterly total non-interest expense to be between $67 million and $69 million for the second, third and fourth quarters of 2024, with the first quarter of 2024 being higher due to our annual expenses we typically recognize during the first quarter of each year.
We continue to believe our loan growth for 2024 will be between 6% and 8% compared to 2023. With the anticipated loan growth and return of some of our net charge-offs to pre-pandemic levels, we do expect an increase in our provision for credit losses during 2024.
In our budget for 2024, we are expecting our full year net charge-off rate will be around 20 basis points. We do not anticipate having positive operating leverage for 2024 compared to 2023, given the technology investments we mentioned last quarter. However, we do anticipate returning to positive operating leverage in 2025.
As we customarily do at the beginning of each year, I wanted to note that our first quarter expenses are generally higher due to a few expenses that we typically expect to recognize during the first quarter, which include employer contributions to health savings accounts, stock-based compensation expense for certain employees, higher payroll taxes and annual merit increases.
I will now turn the call back to Chuck for his final comments.

Chuck Sulerzyski:

Thanks, Tyler. I would like to thank the employees of People's for producing another record quarterly earnings report. This is my final earnings call. As a point of personal privilege, I would like to reflect back on my time at People's. Looking at our stock performance as of year-end 2023, there were several key highlights. Over my nearly 13-year tenure, we have beaten the KBW Bank Index by over 4% on an annualized basis. For the last 3 years, we have beaten the S&P by 3.4% and the KBW Bank Index by 10.4% annualized. In 2023, we beat the KBW Index by 27%.
More important than these results are the distinctive characteristics that make People's a differentiated, high-performing community bank. With apologies to David Letterman, I'd like to share my top-10 reasons why People's has been, and will continue to be, a great choice for investors.
Number 10, we are the epitome of a community bank; we make meaningful investments of time and money to help make our communities better. We provide capital to individuals and businesses that promote economic growth and employment. As a result, we are trusted and have deep and meaningful relationships with our customers.
Number 9, our employees are our most valuable asset. For the last 3 years, we are proud to have been recognized as one of America's best banks to work for. We have a distinctive culture, characterized by a passion for constant individual and organizational improvement, frequent coaching and an attention to performance numbers at a corporate and individual level.
Number 8, we have a diverse set of businesses. In addition to traditional banking, we have meaningful earnings contributions from insurance, investments, leasing and premium finance. As a result, we are better protected than the average community bank should one sector of the economy suffers stress.
Number 7, credit discipline is a key to our success. Our portfolio is comprised of five buckets from largest to smallest, consumer lending, investment real estate, commercial and industrial, owner-occupied real estate and specialty finance. We have averaged 20 basis points of net charge-offs over my tenure and 13 basis points over the last 8 years. We have a disciplined underwriting and portfolio management process that makes us confident we will have a better-than-industry risk-adjusted margin over all credit cycles.
Number 6, as demonstrated during the historic rate increases of 2022 and 2023, we have a quality deposit base. While the Federal Reserve has increased rates 5.25%, our deposit costs have increased 1.5% since December of 2021, and meaningfully outperformed the industry averages.
Number 5, we have a core competency in acquisitions. We have done deals in banking, insurance, investments and specialty finance. We quickly assimilate new associates and have them learn and strengthen our culture. We hit our financial targets for the deals that we do.
Number 4, we strive to provide an extraordinary client experience. We are proud to be recognized as one of Newsweek’s Best Regional Banks for the second year in a row, and there are only 10 banks in the country to be recognized by both Newsweek and the American Banker for Best Banks to Work For.
Number 3, we manage capital with a focus on long-term returns. We believe in a meaningful and growing dividend. We maintain healthy capital levels and use stock buybacks where prudent.
Number 2, our board and management decision-making is guided by what is best for our shareholders in a 3 to 5-year timeframe. We do not chase the flavor of the day. We do not worry about short-term negativity when we know long-term risk-adjusted returns will be improved.
Number 1, our management team is a mix of professionals from larger institutions and homegrown analysts. As I pass the baton, we have a great mix of young leaders like Tyler and Katie, as well as a cadre of very experienced executives from larger institutions and talent grown from within our organization. I am fully confident that Tyler and the management team will build on our strengths and further improve our performance and results.

Thank you for your interest and investment in People's. This concludes our commentary. And we will open the call for questions. Once again, this is Chuck Sulerzyski, and joining me for Q&A session is Tyler Wilcox, Chief Operating Officer, and Katie Bailey, our Chief Financial Officer.
I will now turn the call back into the hands of our call facilitator.

Questions and Answers
Operator:
Thank you. (Operator Instructions). Daniel Tamayo with Raymond James.
Daniel Tamayo:
Chuck, congratulations on your last call. I guess first of all, thank you for all the detail, Tyler, on the margin and the sensitivity. I think I missed the last part of that guidance. If you don't mind just repeating it, I got all the way through the 150 basis points of rate cuts and I think you had one more line in there?
Tyler Wilcox:
Sure, Danny, I had said that our primary uncertainty at this point is the potential impact to deposit rates, as competition may slow the corresponding reduction in deposit rates if market interest rates were to decline. So in the down-150 basis points rate environment, we would anticipate net interest income and margin to be further compressed, but we would not anticipate net interest margin to fall below 4% for the year in this scenario, unless the Federal Reserve were to cut rates more drastically than expected. That's the part you're referring to?
Daniel Tamayo:
I think so, yes, so I got it, yes. I appreciate that. So I guess the bottom line of that in terms of guidance is you're assuming that -- really assuming kind of what most folks are baking in now in terms of rate cuts in the back half of the year, that there's not too big of an impact on either margin or NII as a whole for 2024, that starts to -- or I guess may I ask you, does that start to then impact negatively on 2025, or how should we think about that?
Chuck Sulerzyski:
I don't think it will have a meaningful negative (impact) on 2025. I don't see the Fed bringing rates back to where they were. They'll stop at 2.5% to 3%, and depending on the shape of the curve, we should be fine.
Daniel Tamayo:
Okay. And just a clarification on the commentary on the hospitality loans. I think you said $174 million at year-end. Did you say that you exited one post year-end, is that correct?
Chuck Sulerzyski:
No, we said we exited out of market one during the fourth quarter.
Daniel Tamayo:
During the fourth quarter, okay. So that $174 million is carrying into the first quarter, okay.
Chuck Sulerzyski:
We continue to decrease that portfolio.
Daniel Tamayo:

Okay. Okay. And then I guess lastly, just on repurchases, you repurchased a small amount in the fourth quarter. The stock has done well, by and large; valuation, you've got a stronger valuation in the market. How are you thinking about what's a reasonable valuation when repurchasing shares?
Katie Bailey:
Yes, we continue to evaluate each quarter, as you can see from the prices we quoted, we are willing to go beyond kind of what we would do for an earn-back of a bank deal slightly on the share repurchase, given the less risk. But again, I don't think we would expect to take a meaningful position and do a large volume of repurchase in any one quarter. And we'll continue to keep it relatively small and continue to support the stock.
Daniel Tamayo:
Understood. Okay. Thank you. That's all I had. Appreciate it.
Operator:
Terry McEvoy with Stephens.
Terry McEvoy:
Chuck, I've enjoyed working with you and our ongoing debate on People's deposit costs, which I must say, it's an argument you won. And the market rewarded your company last year, so congratulations on winning there.
Chuck Sulerzyski:
Thank you, Terry. Don't bet against the mighty PEBO.
Terry McEvoy:
(Laughter). I learned that last year. A couple of questions here. On the criticized loans, any common theme among the CRE downgrades? And I'm wondering if you built up reserves for that portfolio last quarter?
Chuck Sulerzyski:
It was a combination of C&I and CRE. We feel really good about our portfolio. We have our lowest levels of NPAs, the lowest level of classified. So we did have an uptick in charge-offs in Q4, which Q4 charge-offs are usually a little higher than the rest of the year. But we remain extremely optimistic on the credit portfolio.
Katie Bailey:
And as it relates to the allowance, as you would expect, each quarter, we go through and evaluate whether Q factor, qualitative factors, are necessary. And as you noted, we did establish a qualitative factor in the third quarter, and we continue to evaluate the use of that as we proceed, but it remains.
Terry McEvoy:
And then as a follow-up, the expense levels ending 2024, will most of the expenses related to crossing $10 billion be in the run rate by the end of this year?
Chuck Sulerzyski:
Yes.
Terry McEvoy:
And then maybe I'll ask one last one. The loan growth of, what, 6% to 8% is the target. How are you thinking about areas within the portfolio that should support that loan growth in 2024?

Chuck Sulerzyski:
And I will comment that we had a good year in 2023 with 10%. I think you'll see the traditional C&I business continue to perform strong. We'll see some increase in balances as some of these projects move to completion on the commercial real estate front, our specialty finance businesses will continue to be strong. I think we'll see a little less growth in the indirect portfolio than we've seen historically.
Terry McEvoy:
Great. Thanks for taking my questions.
Operator:
Thank you. Nick Cucharale with Hovde Group.
Nick Cucharale:
Congratulations, Chuck.
Chuck Sulerzyski:
Thank you. Hi, Nick.
Nick Cucharale:
I wanted to start on fee income. The leasing line was quite volatile across 2023. And you pointed to the large buyout in 4Q. Can you help us think about a more normalized number for that business and how it may play out over the course of 2024?
Katie Bailey:
Yes, and as we had kind of noted when we bought this leasing company -- this is the one we bought in early 2022 -- there is some kind of volatility to the fee income associated with that business, as they do periodically experience buyouts, in which case they generally recognize meaningful gains, which is what you saw in the fourth quarter.
This is kind of the first quarter we have had them under our ownership where we've seen this, but it's kind of at the customer's discretion when those transpire. So I would say they'll be less frequent, but it's kind of contingent upon how the customer wants to engage with us.
Nick Cucharale:
So if you were to think about a more normalized level for that business, is it closer to the first half of the year?
Katie Bailey:
Yes, I think the fourth quarter was kind of inflated by about $2 million.
Nick Cucharale:
That's helpful, thank you. And then on the short-term higher rate CD offerings, are you still running those campaigns? And if so, what rate are you paying for new money?
Katie Bailey: So we have continued to run them, they're kind of evaluated each month. The rate currently is just over 5%, and we continue to manage that as we meet, like I said, every other week, and we're keeping them short term. So the terms on those are anywhere from 7 to 11 to 14 months and the rate is different for each term.

Nick Cucharale:
Okay, great. And then just lastly for me, just a follow-up on the loan growth commentary. The leasing portfolio grew 20% in 2023. Is your expectation for a similar rate of growth in 2024?
Chuck Sulerzyski:
Yes, I think that they will have double-digit growth, mid-to-high teens I think it's probably more likely.
Nick Cucharale:
Thank you for taking my questions.
Operator:
Tim Switzer with KBW.
Tim Switzer:
Chuck, congratulations on your career.
Chuck Sulerzyski:
Thank you.
Tim Switzer:
I appreciate all your guys' really detailed guidance on the NII by different scenarios. And so is the right way to think about it, is that a rate cut in the near term is negative to the margin just because there's limited offset in the deposit side due to competition right now. Whether there's a cut later in the year, it's a little bit easier to digest as the competition moderates. Is that kind of what you guys are talking about in your guidance?
Katie Bailey:
Yes, I think that's consistent.
Tim Switzer:
Okay. And then with your comment that there was minimal impact to NII, if there's reductions in mid-2024. Is that just meaning that the full year NII would be flattish relative to 2023?
Katie Bailey:
I think we'll see some compression 2023 to 2024 is kind of what we're expecting, given that we do expect rates -- I think we ended 2023 at something like a 4.5% net interest margin. I think what we said is if you expect the 75-basis point cuts, which is kind of generally what some people expect for 2024, we ended something closer to the 4.3%. And some of that is being driven by kind of accretion adjustments in 2023 -- or accretion reductions in 2024 relative to 2023.
Tim Switzer:
Right, sorry, I should've been more specific. I meant that NII in 2024 is flat with 2023 in that scenario.
Katie Bailey:
Yes, I think it will still be up. Net interest income would still be up. We will have the additional 4 months of the Limestone acquisition in our numbers.
Tim Switzer:
Okay. I got you. And if rates are flat throughout the year, is it NIM down in the first quarter or two, and then NIM rebounding back up towards the end of the year?
Katie Bailey:

I think our uncertainty there remains around deposit competition. I think the expectation we have is if rates hold flat throughout the year, deposit competition will remain fierce. And we'll continue to be pressured on deposit costs throughout the year.
Tim Switzer:
Okay. And the last question I have is on the loan yield, a lot of the reported yields are lower quarter-over-quarter in most of the categories, except for CRE. And leases are down quite a bit. I know some of that might be like moderating purchase accounting and stuff. Can you maybe walk us through that, what you're really seeing on an underlying basis?
Katie Bailey:
Yes, let us pull -- so I think to your point, there is some noise in the yields as you see them by category in the earnings release because of accretion is at the segment level. But as far as loan origination yields, we did see improvement, I would say. In the total portfolio, we were up 31 basis points in the third quarter to the fourth quarter in origination yields.
Tim Switzer:
Okay. That's helpful. Thank you, Katie.
Operator:
Manuel Navas with D.A. Davidson.
Manuel Navas:
Congrats, Chuck. I just wanted to follow-up on the CDs. Are these mainly coming from -- is it new money to the bank, is it new customers; is it new customers bringing funds over? Do you have any other color on kind of where the funds are coming from?
Chuck Sulerzyski:
Thank you, Manny. It's primarily existing customers bringing us new money to the bank would be the biggest category.
Manuel Navas:
Okay. That's helpful. Is the plan to kind of shift to this funding vehicle as the brokered runs off? Just any color on kind of those two pieces together?
Katie Bailey:
Yes, I think we would prefer customer deposits over brokered deposits.
Manuel Navas:
Absolutely.
Katie Bailey:
And I think that again, our evaluation of broker deposits is more a function of pricing as it relates to comparable alternatives to us, such as kind of FHLB overnight as our primary source for overnight funding.
Manuel Navas:
Okay. The short earn-back on some securities exchange you had, what kind of was a shift in yields, and is there potential for more down the road?
Katie Bailey:

Yes, we sold lower yielding securities, and we reinvested in yields over 6% at certain times during the quarter. We will continue to evaluate. As you saw, I think we did an investment kind of restructure in the first quarter; we followed up in the fourth quarter with another one. As we said in the script, we'll be opportunistic as it relates to future opportunities there. We won't extend the earn-back much past 2 years, if at all. And again, we'll keep the loss in a quarter relatively reasonable.
Manuel Navas:
So the new securities are about 6%. That's across the whole quarter. Any reinvestment you do?
Katie Bailey:
Those are what we just reinvested in the fourth quarter with this transaction, yes. We have not been actively buying each consistently throughout the quarter. As you saw, our assets -- or our percentage of investment securities to assets went down this quarter relative to last quarter.
Manuel Navas:
Yes, and I'm sorry, did you give what the new loan yields were? I know you said they're up about 31 basis points quarter-over-quarter -- to what?
Katie Bailey:
8.81%.
Manuel Navas:
That's great. And I guess, is there any other kind of big-picture wild cards in your outlook besides deposit costs?
Tyler Wilcox:
I think we feel really good about the underlying operating details in all of the businesses, and we're optimistic on the outlook that we've presented.
Manuel Navas:
That's great. I really appreciate it, guys. Thank you.
Operator:
Daniel Cardenas with Janney Montgomery Scott.
Daniel Cardenas:
Chuck, congratulations on the nice run here.
Chuck Sulerzyski:
Thank you.
Daniel Cardenas:
A quick question -- just given where valuation levels are right now, what are your thoughts on the M&A front?
Chuck Sulerzyski:
We continue to have dialogue with institutions in good times and bad times, so we're pretty persistent and consistent on talking to people. I think the accounting complexities make M&A less attractive today. I think that a lot of institutions are looking at where they are, and wondering about whether it makes sense to join an institution that has a little better currency, both in terms of performance and in terms of volume of shares, greater liquidity.
And I think some people are beginning, or some institutions are beginning to get more realistic with premium expectations. That being said, if you're asking me to guess for the industry, I think you'll see slightly more deals in 2024 than 2023, but it will not be a return to some of the historic levels.
Daniel Cardenas:
Thanks for that color. And then, Katie, what kind of accretable income can we expect from the Limestone transaction in 2024?
Katie Bailey:
Yes, I think for the fourth quarter, we had accretion added about 47 basis points to margin. I think we'll -- and again, that included some true-ups, as we continue to refine the purchase accounting for that transaction, given we're within that year window. But I think we would expect it to be somewhere probably between 30 to 35 basis points on a quarterly basis benefit to the margin as we proceed through 2024.
And again, there's a lot of volatility there. I'm not telling you anything you probably don't know. But to the extent any of these deals kind of rewrite or pay off, there could be kind of swings in that in any given quarter, but that's kind of what we would expect steady state.
Daniel Cardenas:
Got it, got it. Okay, perfect. I think all my other questions have been asked and answered, so I'll step back. Thanks, guys.
Operator:
At this time, there are no further questions. Sir, do you have any closing remarks?
Chuck Sulerzyski:
Yes, I want to thank everyone for joining our call this morning. Please remember that our earnings release and a webcast of this call will be archived at peoplesbancorp.com under the Investor Relations section. Thank you for your time, and have a great day.
Operator:
Thank you. This concludes today's conference call. We thank you all for attending today's presentation. You may now disconnect your lines, and have a wonderful day.